Exhibit 10.1

INVESTOR RIGHTS AGREEMENT

by and between

JAGUAR ANIMAL HEALTH, INC.

and

NANTUCKET INVESTMENTS LIMITED

Dated as of March 31, 2017

i

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of March 31, 2017 (and effective as set forth in Section 5.11 of this Agreement), is made and entered into by and among Jaguar Animal Health, Inc., a Delaware corporation (the “Company” or “Jaguar”), and Nantucket Investments Limited, a company organized under the laws of Guernsey (“Nantucket”).  The Company and Nantucket are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.            Concurrently with the execution of this Agreement, (i) Napo Pharmaceuticals, Inc., a Delaware corporation (“Target”), and Nantucket are entering into a Settlement and Discounted Payoff Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Settlement Agreement”), pursuant to which, among other things, simultaneously with the consummation of the Merger (as defined below), (a) Target will make a cash payment to Nantucket of no less than $8,000,000 (the “Cash Repayment”), which will reduce the outstanding principal obligations under that certain Financing Agreement, dated as of October 10, 2014 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and between Target and Nantucket, and (b) in satisfaction as a compromise for the outstanding obligations under the Financing Agreement (after giving effect to the Cash Repayment) and the release of any lien or security interest in respect of such outstanding obligations, (x) Target will transfer to Nantucket 2,666,666 shares (the “Initial Tranche C Shares”) of Jaguar common stock, par value $0.0001 per share (“Voting Common Stock”), owned by Target, (y) pursuant to the Merger Agreement, Target will cause the Company to issue to Nantucket the Newly Issued Jaguar Shares (as defined below), which Newly Issued Jaguar Shares shall be subject to the terms of this Agreement; and (ii) the Company, Target, and Napo Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Target, with Target surviving as the surviving corporation (the “Merger”).

B.            In connection with the execution of the Merger Agreement and the Settlement Agreement, the Company and Nantucket have agreed to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows.

ARTICLE I
DEFINITIONS

Section 1.1.           Defined Terms.  In addition to the other terms defined in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.  For the avoidance of doubt, the Company and its subsidiaries shall not be deemed to be an Affiliate of any Holder by virtue or for purposes of this Agreement.

“Base Period 1 Amount” means $20,250,000 or, if the amount of the Cash Repayment equals $8,500,000 in accordance with the terms of the Settlement Agreement, $20,000,000; provided, that the Base Period 1 Amount shall be subject to adjustment in accordance with the second proviso of Section 5.2.

“Base Period 2 Amount” means $27,843,750 or, if the amount of the Cash Repayment equals $8,500,000 in accordance with the terms of the Settlement Agreement, $27,500,000; provided, that the Base Period 2 Amount shall be subject to adjustment in accordance with the second proviso of Section 5.2.

“Base Period 3 Amount” means $35,437,500 or, if the amount of the Cash Repayment equals $8,500,000 in accordance with the terms of the Settlement Agreement, $35,000,000; provided, that the Base Period 3 Amount shall be subject to adjustment in accordance with the second proviso of Section 5.2.

“Base Period 4 Amount” means $40,500,000 or, if the amount of the Cash Repayment equals $8,500,000 in accordance with the terms of the Settlement Agreement, $40,000,000; provided, that the Base Period 4 Amount shall be subject to adjustment in accordance with the second proviso of Section 5.2.

“Base Period 5 Amount” means $45,562,500 or, if the amount of the Cash Repayment equals $8,500,000 in accordance with the terms of the Settlement Agreement, $45,000,000; provided, that the Base Period 5 Amount shall be subject to adjustment in accordance with the second proviso of Section 5.2.

“Business Day” means any day on which the NASDAQ Global Market is open for trading.

“Change of Control” means (i) any merger, consolidation or other business combination of the Company with any entity in which the stockholders of the Company immediately prior to such transaction in the aggregate cease to own at least 50% of the voting power of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent thereof), (ii) any sale, transfer, lease, license, assignment or other disposal of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, or (iii) any transaction or series of transactions in which more than 50% of the voting power of the Company’s voting securities is transferred to any Person or group other than pursuant to a transaction or series of transaction primarily for capital raising purposes.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” means the date on which the Merger is consummated.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

“Existing Registration Rights Agreement” means each of the registration rights agreements entered into by the Company as of June 8, 2016 and November 22, 2016, as disclosed by the Company in its reports filed pursuant to the Exchange Act.

“FINRA” means the Financial Industry Regulatory Authority.

“Floor Price” means, with respect to any share of Common Stock, a price that is equal to or greater than (i) $1.00 per such share and (ii) the product obtained by multiplying 0.85 by the arithmetic average of the volume weighted average price for Voting Common Stock during the ten consecutive trading day period prior to the proposed sale of such share.

“Holders” means Nantucket and its Permitted Transferees.

“Hurdle” means, with respect to any Time Period, the amount set forth below next to such Time Period:

(a)           Period 1:  the Base Period 1 Amount;

(b)           Period 2: the product of (i) the Base Period 2 Amount, multiplied by (ii) the Period 2 Adjustment Factor;

(c)           Period 3: the product of (i) the Base Period 3 Amount, multiplied by (ii) the Period 3 Adjustment Factor;

(d)           Period 4: the product of (i) the Base Period 4 Amount, multiplied by (ii) the Period 4 Adjustment Factor; and

(e)           Period 5: the product of (i) the Base Period 5 Amount, multiplied by (ii) the Period 5 Adjustment Factor.

“Law” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Legacy Stockholders of Target” means the registered holders of Target’s outstanding shares of common stock immediately prior to the Effective Time.

“Minimum Share Price” means:

(a)           if such sale occurs during Period 1, an amount equal to the Base Period 1 Amount divided by the aggregate number of Tranche A Shares issued at the Closing;

(b)           if such sale occurs during Period 2, an amount equal to the Base Period 2 Amount divided by the aggregate number of Tranche A Shares issued at the Closing;

(c)           if such sale occurs during Period 3, an amount equal to the Base Period 3 Amount divided by the aggregate number of Tranche A Shares issued at the Closing;

(d)           if such sale occurs during Period 4, an amount equal to the Base Period 4 Amount divided by the aggregate number of Tranche A Shares issued at the Closing; and

(e)           if such sale occurs during Period 5, an amount equal to the Base Period 5 Amount divided by the aggregate number of Tranche A Shares issued at the Closing;

provided, that in the event of any stock split, stock dividend, subdivision or combination of Common Stock, the Minimum Share Price amounts shall be proportionately adjusted.

“Net Proceeds” means the amount of proceeds which Nantucket (or any of its Affiliates or Permitted Transferees) receives from the direct or indirect sale or transfer of all Tranche A Shares and Tranche B Shares which have been sold by Nantucket and any of its Affiliates or Permitted Transferees, net of any customary selling fees, costs, expenses or commissions (including the fees of any broker engaged to place such shares) incurred by Nantucket or its Affiliates or Permitted Transferees in connection with such sale or sales but without deducting amounts payable to the Company pursuant to Section 2.2(b)(ii).  For the avoidance of doubt, Net Proceeds shall not include the amount of any cash dividends or distributions which are received with respect to the Tranche A Shares or Tranche B Shares.

“Other Registration Rights Agreements” means registration rights agreements entered into by the Company prior to or after the date hereof, excluding an Existing Registration Rights Agreement.

“Period 1” means the period from the Closing Date until the date that is 12 months after the Trigger Date.

“Period 2” means the period from the first day after the date that is 12 months after the Trigger Date until the date that is 18 months after the Trigger Date.

“Period 2 Adjustment Factor” is equal to (a) 1.0, minus (b) the result obtained by dividing (i) the Net Proceeds received in Period 1 by (ii) the Base Period 1 Amount.

“Period 3” means the period from the first day after the date that is 18 months after the Trigger Date until the date that is 24 months after the Trigger Date.

“Period 3 Adjustment Factor” is equal to (a) 1.0, minus (b) the result obtained by dividing (i) the Net Proceeds received in Period 1 by (ii) the Base Period 1 Amount, minus (c) the result obtained by dividing (i) the Net Proceeds received in Period 2 by (ii) the Base Period 2 Amount.

“Period 4” means the period from the first day after the date that is 24 months after the Trigger Date until the date that is 30 months after the Trigger Date.

“Period 4 Adjustment Factor” is equal to (a) 1.0, minus (b) the result obtained by dividing (i) the Net Proceeds received in Period 1 by (ii) the Base Period 1 Amount, minus (c) the result obtained by dividing (i) the Net Proceeds received in Period 2 by (ii) the Base Period 2 Amount, minus (d) the result obtained by dividing (i) the Net Proceeds received in Period 3 by (ii) the Base Period 3 Amount.

“Period 5” means the period from the first day after the date that is 30 months after the Trigger Date until the date that is 36 months after the Trigger Date.

“Period 5 Adjustment Factor” is equal to (a) 1.0, minus (b) the result obtained by dividing (i) the Net Proceeds received in Period 1 by (ii) the Base Period 1 Amount, minus (c) the result obtained by dividing (i) the Net Proceeds received in Period 2 by (ii) the Base Period 2 Amount, minus (d) the result obtained by dividing (i) the Net Proceeds received in Period 3 by (ii) the Base Period 3 Amount, minus (e) the result obtained by dividing (i) Net Proceeds received in Period 4 by (ii) the Base Period 4 Amount.

“Permitted Transferee” means any Affiliate of Nantucket or any investment fund, investment vehicle or other account that is, directly or indirectly, managed or advised by Nantucket or any of its Affiliates.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registrable Securities” means any shares of Common Stock received by the Holders in connection with the transactions contemplated hereby and by the Settlement Agreement upon original issuance and at all times subsequent thereto (including any shares of Voting Common Stock issued or issuable upon the conversion of any shares of Non-Voting Common Stock received by the Holders) and any Voting Common Stock issued or issuable with respect to, on account of or in exchange for such Common Stock, whether by stock split, stock dividend, recapitalization, merger, charter amendment or otherwise that, in each case are held by or issuable to the Holders; provided, however, that the Tranche B Shares shall only be considered Registrable Securities from and after a Nantucket Release Event (except for purposes of Section 4.11); provided, further, that as to any particular Registrable Securities, such securities shall cease to constitute Registrable Securities (i) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of thereunder; (ii) when and to the extent such securities are permitted to be publicly sold without limitation as to time, volume or manner of sale pursuant to Rule 144 (or any successor provision to such Rule) under the Securities Act; or (iii) when such securities shall have ceased to be issued and outstanding.

“Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement or with respect to which rights to Piggyback Registration are exercised with respect to Registrable Securities, including the following: (a) all registration, qualification, filing and listing fees and all other fees and expenses associated with filings required to be made with any stock exchange, the SEC or FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of FINRA), (b) all printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses) and copying expenses, (c) all messenger, telephone and delivery expenses, fees and disbursements of (i) counsel for the Company and (ii) one separate counsel for all Selling Stockholders (provided, that the fees of such separate counsel shall not exceed $25,000 per offering), (d) blue sky fees and expenses (including the reasonable and documented fees of counsel for the underwriters or the Selling Stockholders in connection with blue sky qualifications of the Registrable Securities pursuant to Section 4.4(a)(vii) and determination of eligibility for investment under the laws of such jurisdictions), (e) expenses of the Company’s independent registered public accountants in connection with the registration under the Securities Act of Registrable Securities (including the expenses of any regular or special reviews or audits or “comfort” letters incident to or required by any such registration), (f) expenses of the Company incurred in connection with any “road show,” (g) Securities Act liability insurance if the Company so desires or the underwriters so require, (h) all fees and expenses incurred in connection with the listing of the Registrable Shares on any securities exchange and all rating agency fees, (i) all fees and disbursements of underwriters customarily paid by the issuer or sellers of securities and (j) any and all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties and the expense of any annual audit or special experts hired by the Company); but shall exclude any underwriting discounts, selling commissions, brokerage fees and stock transfer taxes attributable to the sale of Registrable Securities by the Holders, or the fees and expenses of counsel (other than one counsel for all Selling Stockholders as (and subject to the limit) described above) and any other advisors engaged by the Holders.

“Restricted Period” means the period beginning on the Closing Date and ending on the first anniversary of the Trigger Date.

“Rights Termination Transaction” means (i) any merger, consolidation or other business combination of the Company with any entity in which the stockholders of the Company immediately prior to such transaction in the aggregate cease to own at least 50% of the voting power of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent thereof) or (ii) any sale, transfer, lease, license, assignment or other disposal of all or substantially all of the assets of the Company and, in the case of either clause (i) or (ii), such matter is subject to a vote of the holders of Common Stock of the Company in accordance with its amended and restated certificate of incorporation and the Delaware General Corporation Law.

“SEC” means the United States Securities and Exchange Commission, or such other federal agency at the time having the principal responsibility for administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

“Time Period” means each of Period 1, Period 2, Period 3, Period 4 and Period 5.

“Trigger Date” means the earlier to occur of (i) the Closing Date and (ii) April 1, 2017.

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“WKSI” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (a) is “a well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (b) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.

Section 1.2.           Other Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Approved Tranche B Sale	Section 2.3(d)(iii)
Blackout Period	Section 4.6(a)
Board	Section 3.2(d)
Cash Repayment	Recitals
Common Stock	Section 2.1(a)(i)
Company	Preamble
Company Indemnitees	Section 4.9(b)
Cutback Event	Section 4.2(d)
Demand Effective Date	Section 4.1(a)(iii)
Demand Notice	Section 4.1(a)(iii)
Demand Registration	Section 4.1(a)(iii)
Escrow Agent	Section 2.3(a)
Escrow Agreement	Section 2.3(a)
Expense Calculation VWAP	Section 5.2
Final Determination Date	Section 2.2(a)
Financing Agreement	Recitals
Free Writing Prospectus	Section 4.4(a)(vi)
Holders Indemnitees	Section 4.9(a)
Incidental Notice	Section 4.2(a)

indemnified party	Section 4.9(c)
indemnifying party	Section 4.9(c)
Information Blackout	Section 4.6(a)
Initial Tranche C Shares	Recitals
Inspectors	Section 4.8(a)
Losses	Section 4.9(a)
Merger Agreement	Recitals
Merger Sub	Recitals
MNPI	Section 3.2(d)
Nantucket	Preamble
Nantucket Release Event	Section 2.3(d)(ii)
Newly Issued Jaguar Shares	Section 2.1(a)
Non-Voting Common Stock	Section 2.1(a)(i)
Other Securities	Section 4.2(a)
Party	Preamble
Piggyback Allotment	Section 4.2(a)(ii)
Piggyback Registration	Section 4.2(a)
Records	Section 4.8(a)
Remaining Tranche C Shares	Section 2.1(a)(iii)
Requested Information	Section 4.8(b)
Rights Effective Date	Section 4.1(a)(i)
Selling Stockholders	Section 4.4(a)(iv)
Settlement Agreement	Recitals
Shelf Offering	Section 4.1(a)(ii)
Shelf Registration Statement	Section 4.1(a)(i)
Shelf Takedown	Section 4.1(a)(i)
Stock Assignment	Section 2.3(a)
Take-Down Notice	Section 4.1(a)(ii)
Target	Recitals
Third Party Securities	Section 4.1(a)(v)
Tranche A Shares	Section 2.1(a)(i)
Tranche B Shares	Section 2.1(a)(ii)
Tranche C Shares	Section 2.1(a)(iii)
Voting Common Stock	Recitals

Section 1.3.           Interpretation.  Unless otherwise indicated herein to the contrary:

(a)           When a reference is made in this Agreement to an Article, Section, Exhibit, Appendix, Schedule, clause or subclause, such reference shall be to an Article, Section, Exhibit, Appendix, Schedule, clause or subclause of this Agreement.

(b)           The words “include,” “includes” or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation.”

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)           The use of “or” herein is not intended to be exclusive and, when used in this Agreement, shall be interpreted as “and/or” in each instance.

(e)           The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

(f)            References herein to a Person are also to its successors and permitted assigns.

(g)           Any reference herein to any Law (or any provision thereof) shall include such Law (or any provision thereof) and any rule or regulation promulgated thereunder, in each case, including any successor thereto, and as it may be amended, modified or supplemented from time to time.

(h)           Any reference herein to “Dollars” or “$” shall mean United States dollars.

(i)            When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(j)            This Agreement is the product of negotiations by the Parties having the assistance of counsel and other advisers.  It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others.

(k)           The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II
THE SHARES

Section 2.1.           Issuance of Shares to Nantucket.

(a)           At the Effective Time (as such term is defined in the Merger Agreement), the Company shall issue to Nantucket shares of the Company’s capital stock in the amounts and class set forth below (collectively, the “Newly Issued Jaguar Shares”):

(i)            18,479,826 shares of the Company’s convertible non-voting common stock, par value $0.0001 per share (“Non-Voting Common Stock” and, together with the Voting Common Stock, “Common Stock”), which shall represent no less than 20.0% of the total outstanding capital stock of the Company (on a “fully diluted basis” as defined in subsection (d) below) as of immediately following the Closing (such shares, including any shares of Voting Common Stock issued upon conversion of such shares, the “Tranche A Shares”);

(ii)           19,900,202 shares of Non-Voting Common Stock, which such shares will be subject to the provisions of Section 2.3 (such shares, the “Tranche B Shares”); and

(iii)          1,940,382 shares of Voting Common Stock which, when taken together with the Initial Tranche C Shares, shall represent no less than 5.0% of the total outstanding capital stock of the Company (on a fully diluted basis) as of immediately following the Closing (such shares, the “Remaining Tranche C Shares” and, together with the Initial Tranche C Shares, the “Tranche C Shares”.

(b)                                 At the Closing, the Company shall deliver to Nantucket the Tranche A Shares in certificated form and the Remaining Tranche C Shares at Nantucket’s option, in certificated form or in uncertificated book-entry form (pursuant to written instructions provided by Nantucket to the Company at least three (3) Business Days in advance of the applicable Closing Date); and the Company shall deliver to the Escrow Agent (as such term is defined in Section 2.3(a)) the Tranche B Shares in certificated form to be held by the Escrow Agent in accordance with the Escrow Agreement (as such term is defined in Section 2.3(a)); provided, that, in lieu of receiving the Tranche A Shares in certificated form, Nantucket may elect to have the Tranche A Shares delivered in book entry form through the Direct Registration System with the Company’s transfer agent.

(c)                                  When issued, the Newly Issued Jaguar Shares will be duly authorized by all necessary corporate action, and such Newly Issued Jaguar Shares will be validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, other than such liability as may exist under applicable law.  On the Closing Date, there will not be any outstanding securities of the Company (including rights, options, warrants, notes, bonds or other instruments convertible into or exchange or exercisable for equity securities of the Company) containing anti-dilution or similar provisions that will be triggered by the issuance of the Newly Issued Jaguar Shares pursuant to the transactions contemplated by this Agreement.

(d)                                 For purposes of this Agreement, calculations made “on a fully diluted basis” shall exclude one-half of the shares issuable upon exercise or conversion of options, warrants or other convertible securities of the Company which have an exercise or conversion price of $5.00 or more per share and such securities shall not be deemed to be issuable or outstanding.  In the event that at Closing the number of shares specified in Sections 2.1(a)(i) or 2.1(a)(iii) constitute less than the percentage specified in Section 2.1(a)(i) or 2.1(a)(iii), as applicable, due to a capital raise or financing by the Company or Target between the date hereof and the Closing, the Company may increase the number of shares to be issued pursuant Section 2.1(a)(i) or 2.1(a)(iii), as applicable, by an amount that is sufficient to cause the applicable percentage to be satisfied and correspondingly reduce, pro rata, (i) the number of shares to be issued pursuant to Section 2.1(a)(ii) and (ii) the number of shares of Common Stock issuable upon exercise of the Parent RSUs, Parent Options and Parent Warrants (as such terms are defined in the Merger Agreement); provided however, the number of shares to be issued pursuant to Section 2.1(a)(ii) shall in any event represent no less than 17.4% of the total outstanding capital stock of the Company (on a fully diluted basis) as of immediately following the Closing.

(e)                                  From and after the Closing Date, the Company shall, and shall use best commercial efforts to cause its transfer agent to, cooperate with Nantucket and its Permitted Transferees in connection with any transfer of Newly Issued Jaguar Shares (to the extent permitted hereunder) or Initial Tranche C Shares, including arranging for timely delivery of replacement certificates (if any) and taking such other actions as may be reasonably requested to facilitate such transfer on a reasonably timely basis.

Section 2.2.                                 Sale of the Tranche A Shares.

(a)                                 From and after the Closing Date until the earlier of (i) the third anniversary of the Trigger Date and (ii) the date on which the aggregate Net Proceeds from all sales of the Tranche A Shares during the applicable Time Period (whether or not identified or arranged by the Company) exceeds the Hurdle for the applicable Time Period (such earlier date, the “Final Determination Date”), in the event that any potential purchaser approaches Nantucket or any of its Permitted Transferees from time to time whether directly or by or through any introduction by or from a third party or the Company or otherwise, to acquire some or all of the Tranche A Shares or any such party identifies or arranges a manner of sale of the Tranche A Shares such as, for example, an underwritten offering, Nantucket agrees, and shall cause any of its Permitted Transferees holding Tranche A Shares to agree, to promptly sell some or all of its Tranche A Shares as requested by such party, provided all such sales shall be at or above the Minimum Share Price applicable to the relevant Time Period.

(b)                                 If at any time, the Net Proceeds from all sales of the Tranche A Shares during or prior to the applicable Time Period (whether or not identified or arranged by the Company) exceeds the Hurdle for the applicable Time Period: (i) the Hurdle shall be deemed permanently satisfied; and (ii) Nantucket shall promptly (but in any event within five (5) Business Days) transfer (or cause to be transferred) to the Exchange Agent one-half of the remaining Tranche A Shares after the sale of the Tranche A Share which caused such Hurdle to be satisfied (and in calculating the number of such shares any additional Tranche A Shares that may have been sold in the same transaction as such sale and the proceeds from the sale of which exceed the applicable Hurdle shall be taken into account as if such shares had not been sold); provided, that any fractional shares to be transferred to the Exchange Agent shall be rounded down to the next lower whole number of shares.

(c)                                  In connection with a sale of any Tranche A Shares pursuant to Section 2.2(a), Nantucket agrees, and agrees to cause any of its Permitted Transferees that hold such Tranche A Shares, to reasonably cooperate in consummating such sale including executing any and all transfer documents customary in such transactions, including the provision of customary representations and warranties relating to the seller’s title to such Tranche A Shares and such shares shall be sold free and clear of all liens, claims and encumbrances.  Nantucket agrees to promptly notify (but in no event more than three (3) Business Days after such sale) the Company of any sale of any of the Tranche A Shares by it or its Permitted Transferees to any third party and provide the Company complete information regarding the number of Tranche A Shares sold and the price and any other economic terms of such transfers; provided, that, if the Hurdle has not been satisfied on or prior to the third anniversary of the Trigger Date, Nantucket shall have no further obligations pursuant to this sentence.

(d)                                 During the Restricted Period, Nantucket agrees not to directly or indirectly sell, assign, transfer, grant any options with respect to or otherwise convey or encumber any Tranche A Shares or agree to take any such actions or enter into any swap or similar arrangements that transfer the economic consequences of owning the Tranche A Shares, provided that Nantucket may:  (i) transfer Tranche A Shares to Permitted Transferees of Nantucket provided such Permitted Transferee agrees to be bound by this Section 2.2 in a written agreement reasonably acceptable to the Company, (ii) make sales to one or more third parties where the sale price for the Tranche A Shares either (A) is at or above the Floor Price or (B) is approved in writing in advance by the Company’s Chief Executive Officer or Chief Financial Officer and (iii) transfer Tranche A Shares pursuant to Section 2.2(a).  Nantucket acknowledges that any certificates representing the Tranche A Shares will bear a legend that such shares are subject to the provisions hereof; provided, that after the expiration of the Restricted Period, Nantucket shall be entitled to have any such legend(s) removed from any such certificate.

(e)                                  Notwithstanding anything to the contrary herein, and except as expressly set forth in this Section 2.2, the Tranche A Shares shall not be subject to any conditions or restrictions on transfer (other than those that may be imposed by applicable securities laws).

Section 2.3.                                 Tranche B Shares.

(a)                                 Pursuant to the Settlement Agreement, on or prior to the Closing Date, Nantucket shall execute and deliver to escrow agent (the “Escrow Agent”) the escrow agreement (the “Escrow Agreement”) referred to in the Settlement Agreement, together with a stock assignment separate from certificate duly executed in blank by Nantucket with medallion guarantee (the “Stock Assignment”), to be held in escrow by the Escrow Agent until it receives joint written instructions from Nantucket and the Company for the release of the Tranche B Shares in accordance with this Section 2.3.

(b)                                 On or prior to the Closing Date, the Company shall execute and deliver to the Escrow Agent the Escrow Agreement.

(c)                                  At the Closing, the Company shall deliver the stock certificate for the Tranche B Shares, registered in the name of Nantucket, to the Escrow Agent to be held in accordance with the terms hereof and of the Escrow Agreement.

(d)                                 The Tranche B Shares shall be released from Escrow as follows:

(i)                                     If, on or prior to the third anniversary of the Trigger Date, the aggregate Net Proceeds from the sale of Tranche A Shares equals or exceeds the Hurdle applicable for that Time Period, then Nantucket and the Company shall promptly (and in any event within three (3) Business Days) execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver the stock certificate(s) representing any Tranche B Shares that remain in the Escrow Account, together with the Stock Assignment, to the Exchange Agent  for delivery to the Legacy Stockholders of Target in accordance with Section 2.2 of the Merger Agreement.  For the avoidance of doubt, the provisions of this Section 2.3(d)(i) are in addition to Nantucket’s obligation to make the required transfers, if any, to the Exchange Agent in accordance with Section 2.2(b).

(ii)                                  If either (x) on the third anniversary of the Trigger Date, the aggregate Net Proceeds received by Nantucket and/or its Permitted Transferees from its or their sale(s) of Tranche A Shares (and, if applicable, any Tranche B Shares that may be sold pursuant to Section 2.3(d)(iii)) (whether or not each such sale was identified or arranged by the Company) do not exceed the Hurdle for Period 5, or (y) at any time on or prior to the third anniversary of the Trigger Date, the Company or any of its material Subsidiaries (as such term is defined in the Merger Agreement) becomes insolvent, or admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature or becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors that is not dismissed with prejudice within sixty (60) days after the institution of such proceeding, attachment or assignment (each of the events in clauses (x) and (y), a “Nantucket Release Event”), then Nantucket and the Company shall promptly (and in any event within three (3) Business Days) execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver the stock certificate(s) representing any Tranche B Shares that remain in the Escrow Account, together with the Stock Assignment, to Nantucket.  Notwithstanding anything to the contrary herein, upon delivery of such certificate(s) and Stock Assignment by the Escrow Agent to Nantucket, the Tranche B Shares shall not be subject to any conditions or restrictions on transfer (other than those that may be imposed by applicable securities laws).

(iii)                               From the Closing Date until the third anniversary of the Trigger Date, contemporaneous with or from time to time following the sale of all remaining Tranche A Shares held by Nantucket or its Permitted Transferees, in the event that any potential purchaser approaches Nantucket from time to time whether directly or by or through any introduction by or from a third party or the Company or otherwise, to acquire some or all of the Tranche B Shares or any such party identifies or arranges a manner of sale of the Tranche B Shares such as, for example, an underwritten offering, Nantucket agrees to the sale of some or all of the Tranche B Shares provided (x) such sale shall be at or above the Minimum Share Price applicable to the relevant Time Period or (y) such sale causes the Hurdle applicable for that Time Period to be satisfied (either, an “Approved Tranche B Sale”).  Upon delivery of written notice by the Company to Nantucket of a sale that qualifies as an Approved Tranche B Sale,

Nantucket and the Company shall promptly (and, in any event, within three (3) Business Days) execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent (1) to release such number of Tranche B Shares as specified in the notice for such Approved Tranche B Sale to Nantucket, and, subject to such sale being an Approved Tranche B Sale, Nantucket shall sell, or cause to be sold, such Tranche B Shares in accordance with Section 2.2(a) as if such Tranche B Shares were Tranche A Shares.

(e)                                  For the avoidance of doubt, the parties acknowledge and agree that during the period that any of the Tranche B Shares are held by the Escrow Agent, Nantucket will be the legal and beneficial owner of each Tranche B Share held (including for purposes of calculating any pro rata participation in any Piggyback Registration and exercising voting rights) until such time as the Escrow Agent has delivered such Tranche B Share to the Exchange Agent in accordance with Section 2.3(d)(i) or such Tranche B Share has been sold to a third party buyer pursuant to Section 2.3(d)(iii).

ARTICLE III
INVESTOR RIGHTS

Section 3.1.                                 Pre-Closing Rights.

(a)                                 From the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 5.11, from time to time upon reasonable notice and request, the Company shall make available to Nantucket members of its senior management team to meet with representatives of Nantucket and discuss the business (provided, that the foregoing shall be conducted in such a manner as not to interfere unreasonably with the conduct of the Company’s business or disclose material non-public information to Nantucket).

(b)                                 The Company covenants and agrees that, during the Interim Period (as defined in the Merger Agreement), except to the extent required by Law (as defined in the Merger Agreement), as may be agreed in writing by Nantucket (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries (as defined in the Merger Agreement) to, do or take any of the actions described in clauses (i) through (xi) of Section 5.6 of the Merger Agreement and such clauses are hereby incorporated by reference herein (it being understood that all references to Parent in such clauses shall be deemed replaced with “the Company”).

(c)                                  No amendment or modification to or waiver of any rights (other than any waiver by the Company of any of the conditions to the Company’s obligations to effect the Closing) under the Merger Agreement shall be permitted, and the Company shall not effect, agree to, authorize, approve or provide any such amendment, modification or waiver, without Nantucket’s prior written consent (which may be withheld or delayed in Nantucket’s sole discretion).

(d)                                 The Company shall take all necessary steps to ensure that it has a sufficient number of authorized and unissued shares to permit the issuance of all of the Newly Issued Jaguar Shares at the Closing.  Without limiting the foregoing, prior to the Closing, the Company shall cause its certificate of incorporation to be amended and restated in the form attached hereto as Exhibit A.

Section 3.2.                                 Post-Closing Rights.  From the Closing Date until the earliest to occur of (x) achieving a Hurdle, (y) a Change of Control and (z) the third anniversary of the Closing Date:

(a)                                 without the prior written consent of Nantucket, the Company shall not (i) declare, issue, authorize, approve or pay or set apart for payment any dividends or other distribution upon any shares of capital stock of the Company or (ii) redeem, purchase or otherwise acquire for any consideration (or pay or make available for payment a sinking fund for the redemption of) any shares of capital stock of the Company other than repurchases from former employees or services providers in connection with the cessation of such relationship;

(b)                                 the Company shall take all necessary measures to ensure that Nantucket is entitled to vote its Non-Voting Common Stock (including any Tranche B Shares) on an as converted basis in connection with any Change of Control that is submitted to the holders of Voting Common Stock for approval;

(c)                                  prior to December 30, 2019, without the prior written consent of Nantucket (which may be withheld or delayed in Nantucket’s sole discretion), the Company shall not, and shall cause Target (as the surviving corporation in the Merger) not to, amend or modify in any material respect, or waive any material rights or conditions in, the Kingdon Loan Agreement (as defined in the Settlement Agreement); provided, that Nantucket’s consent shall not be unreasonably withheld or delayed with respect to the addition of customary terms and conditions at the Closing, including enhanced representations, warranties, debt covenants and events of default which are appropriate for similar transactions.

(d)                                 Nantucket shall be entitled to designate one observer to attend (whether telephonically or otherwise) all regular and special meetings of the board of directors of the Company (the “Board”) and receive all materials and information provided to the Board at the same time and in the same manner as members of the Board (including any minutes furnished to the Board following such meeting), subject to the execution of a customary confidentiality agreement by such observer; provided, that the Company shall be entitled to exclude such observers from all or a portion of an applicable Board meeting and/or from receiving any such information to the extent any such observer’s presence during all or such portion of an applicable meeting and/or receipt of information (x) would result in the waiver of attorney-client privilege as advised by outside counsel or (y) would result in an actual conflict of interest as reasonably determined by the Board; provided, further, that the Company shall pay the reasonable and documented out-of-pocket travel expenses incurred by such observer in connection with his or her attendance at in-person meetings of the Board; provided, further, that to the extent any material, non-public information of the Company (“MNPI”) is reasonably likely to be discussed at any Board meeting or disclosed in any materials or information to be provided to such observer pursuant to this Section 3.2(d), the Company shall, prior to disclosing or making available such materials or information containing MNPI, request from Nantucket whether it wishes to receive such materials or information without identifying or disclosing such MNPI and the Company shall only proceed to deliver such materials or information containing MNPI to Nantucket if Nantucket consents for such observer to receive such materials or information; provided, further, that solely in the event the Company has arranged for a purchaser of no less than 500,000 Tranche A Shares at a purchase price at or above the Minimum Share Price applicable to the relevant Time Period in accordance with Section 2.2(a) that is reasonably likely to close within 30 days of Nantucket being notified of such potential sale, and such purchaser has a delivered to Nantucket a duly executed, binding share purchase agreement in form and substance reasonably acceptable to Nantucket in respect of such purchase, the Company may withhold any materials or information containing MNPI from Nantucket’s observer, or exclude such observer from participating in any portion of a Board meeting where MNPI is reasonably likely to be discussed, if the Company determines in good faith based on the advice of outside counsel that providing such materials or information, or permitting such participation, would reasonably be likely to cause such sale to fail to occur within such 30 day period due to applicable securities laws; and

(e)                                  from time to time upon reasonable notice and request, the Company shall make available to Nantucket members of its senior management team to meet with representatives of Nantucket and discuss the business (provided, that the foregoing shall be conducted in such a manner as not to interfere unreasonably with the conduct of the Company’s business).

ARTICLE IV
REGISTRATION RIGHTS

Section 4.1.                                 Shelf Registration Statement; Demand Registration.

(a)                                 Subject to the terms and conditions contained herein (including the limitations set forth in Section 4.1(b), Section 4.1(c) and Section 4.6):

(i)                                     No later than four Business Days after the Closing Date, the Company shall prepare and file with the SEC a shelf registration statement on Form S-3 or any successor form (except that if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, such registration shall be on another appropriate form) providing for continuous resales of securities pursuant to Rule 415 of the Securities Act (a “Shelf Registration Statement”) with respect to sales of Registrable Securities which may be made by the Holders, and shall use best commercial efforts to cause such Shelf Registration Statement to be declared effective by the SEC as soon as reasonably practicable (and, in any event, no later than three Business Days after the Company is notified by the SEC that such Shelf Registration Statement will not be reviewed or is no longer subject to further review and comments) after the Closing Date (the “Rights Effective Date”).  Upon the demand of Holders pursuant to a notice made at any time and from time to time beginning two Business Days prior to the Rights Effective Date, the Company will facilitate, beginning on the Rights Effective Date, in the manner described in this Section 4.1(a)(i), a “takedown” of shares of Common Stock off of such Shelf Registration Statement (a “Shelf Takedown”), including an Underwritten Offering.  Notwithstanding the foregoing, if the Company is a WKSI, the Company shall file, on or prior to the Rights Effective Date, a Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto registering all Registrable Securities then held by such Holders.  Within ten days after the Shelf Registration Statement is declared effective, the Company will deliver written notice thereof to all Holders.  Each Holder may elect to participate with respect to all or any portion of its Registrable Securities in the Shelf Registration Statement in accordance with the plan and method of distribution set forth, or to be set forth, in such Shelf Registration Statement by delivering to the Company a written request to so participate within ten days after the Company notifies each Holder in writing of the effectiveness of the Shelf Registration Statement.  Subject to Section 4.1(c), the Company will use its best commercial efforts to keep the Shelf Registration Statement continuously effective (including by filing a new Shelf Registration Statement on or prior to the date any prior Shelf Registration Statement would become unusable under the Securities Act) until the earlier of (i) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement or otherwise cease to be Registrable Securities, and (ii) the date on which the obligations under this Article IV terminate pursuant to Section 4.11.

(ii)                                  Following the Rights Effective Date, at any time that a Shelf Registration Statement is effective, if any Holder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the Shelf Registration Statement in an Underwritten Offering (a “Shelf Offering”), then, the Company shall promptly amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering.

(iii)                               At any time after the Restricted Period (the “Demand Effective Date”), Holders may request by written notice delivered to the Company (a “Demand Notice”) that the Company register under the Securities Act all or any portion of the Registrable Securities then held by Holders, for sale in the manner specified in such Demand Notice (including, but not limited to, an Underwritten Offering) (a “Demand Registration”); provided, however, that the Holders may not deliver a Demand Notice with respect to any Registrable Securities for which a registration statement is effective under the Securities Act in accordance with the terms and conditions of this Agreement.  In each such case, the Demand Notice shall specify the number of Registrable Securities for which registration is requested and the proposed manner of disposition of such securities.

(iv)                              The Company shall use its best commercial efforts to file with the SEC within 20 days after the Company’s receipt of a Demand Notice a registration statement for the public offering and sale, in accordance with the method of disposition specified by Holders in such Demand Notice, of the number of Registrable Securities specified in such notice, and thereafter use its best commercial efforts to cause such registration statement to become effective within 45 days after its filing.  Such registration statement may be on Form S-3 or another appropriate form that the Company is eligible to use and that is reasonably acceptable to the managing underwriter, if any.  A Demand Registration shall not be deemed to have been effected and shall not count as a Demand Registration (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least 180 days or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold thereunder (provided, that such period shall be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement) or (ii) if, after it has become effective, such Demand Registration becomes subject, prior to 180 days after effectiveness, to any stop order, injunction or other order or requirement of the SEC or other governmental authority, other than by reason of any act or omission by the applicable Selling Stockholders.  Demand Registrations shall be on such appropriate registration form of the SEC as shall be selected by the Company and reasonably acceptable to the requesting Holder.

(v)                                 If the Company is required to use its best commercial efforts to register Registrable Securities in a registration initiated upon the demand of Holders pursuant to this Section 4.1(a) and the managing underwriters for such offering advise that the inclusion of all securities sought to be registered pursuant to this Section 4.1 may interfere with an orderly sale and distribution of or may adversely affect the success or price of such offering, then the Company will include in such offering, first, the aggregate number of Registrable Securities requested to be included by Holders pursuant to the Demand Notice, second, the shares of Common Stock of third party stockholders that are entitled to registration rights under Other Registration Rights Agreements (“Third Party Securities”), allocated pro rata among the Third Party Securities as the Company and such third party stockholders may agree or as may be provided in the Other Registration Rights Agreement, and third, all other securities requested or proposed to be included in such registration statement (including shares of Common Stock to be sold for the account of the Company).

(b)                                 The obligations of the Company to effect, or to take any action to effect, a Demand Registration or an underwritten Shelf Takedown shall be limited as follows:

(i)                                     from the period commencing on the Closing Date until the Rights Effective Date, Holders do not have the right to require the Company to effect any underwritten Shelf Takedowns;

(ii)                                  from the period commencing on the Closing Date until the Demand Effective Date, Holders do not have the right to require the Company to effect any Demand Registrations;

(iii)                               from the period commencing on the Demand Effective Date through the date on which the obligations under this Article IV terminate pursuant to Section 4.11, Holders do not have the right to require the Company to effect any Demand Registration prior to 365 days following a previous Demand Registration; and

(iv)                              the Company shall not be required to effect more than four Demand Registrations in the aggregate.

(c)                                  Any Demand Notice may be revoked by notice from the Holder to the Company prior to the effective date of the corresponding registration statement.  A Demand Notice may not be made for a minimum of 60 days after the revocation of an earlier Demand Notice.

(d)                                 Any time that a Demand Registration involves an Underwritten Offering, the Holders shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed).

Section 4.2.                                 Incidental Registration.

(a)                                 At any time after the Closing Date until the date on which the obligations under this Article IV terminates pursuant to Section 4.11, subject to the terms and conditions hereof, if the Company proposes to register any equity securities of the Company (whether proposed to be offered for sale by the Company or by any other Person (other than the Holders)) (collectively, “Other Securities”) for public sale under the Securities Act (other than a registration by the Company (i) on Form S-4 or any successor form thereto, (ii) on Form S-8 or any successor form thereto, (iii) pursuant to Section 4.1, (iv) pursuant to an Existing Registration Rights Agreement, or (v) on a form or in a manner which would not permit registration of Registrable Securities for sale to the public under the Securities Act), it will give prompt written notice reasonably in advance of the applicable filing date (which notice shall specify the intended method or methods of disposition) to Holders of its intention to do so (such notice, an “Incidental Notice”), and upon the written request of a Holder delivered to the Company within five Business Days after the requesting Holder’s receipt of an Incidental Notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Holder) the Company will, subject to the terms and conditions hereof, use its best commercial efforts to effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders (a “Piggyback Registration”); provided, however, that:

(i)                                     if, at any time after giving an Incidental Notice and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such Other Securities, the Company may, at its election, give written notice of such determination to Holders within five Business Days thereof and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of such Other Securities, without prejudice, however, to the rights (to the extent applicable and subject to the terms and conditions hereof) of Holders to immediately request that such registration be effected as a registration under Section 4.1;

(ii)                                  in connection with any Underwritten Offering, the Company will not be required to effect any registration of Registrable Securities pursuant to this Section 4.2 if the Company shall have been advised by the managing underwriter for the offering that, in such firm’s reasonable opinion, a registration of Registrable Securities and Other Securities sought to be included in such Piggyback Registration may interfere with an orderly sale and distribution of the securities being sold in such offering or would adversely affect the success thereof; provided, however, that if an offering of some but not all of the Registrable Securities requested to be registered by the Holders and Other Securities sought to be included in such registration (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) would not interfere or have such adverse effect in the reasonable opinion of such firm, then the Company will include in such offering: first, the Other Securities to be registered for the Company’s account, second, the Registrable Securities requested to be registered by the Holders pursuant to this Section 4.2, as well as all other Third Party Securities requested to be registered by third party stockholders under Other Registration Rights Agreements, allocated pro rata among the Registrable Securities and Third Party Securities based on the number of Registrable Securities and Third Party Securities proposed to be registered in such registration by the Holders and such third party stockholders, as applicable (provided, that the Holders shall have priority over all such third party stockholders to sell up 20% of the aggregate securities proposed to be sold in any such offering (the “Piggyback Allotment”)), and third, all Other Securities requested to be included in such registration; and

(iii)                               the Company shall not be required to give notice of, or effect any registration of Registrable Securities under this Section 4.2 incidental to, the registration of any of its securities in connection with mergers, consolidations, acquisitions, exchange offers, dividend reinvestment plans or stock options or other employee benefit or compensation plans.

(b)                                 In connection with any Underwritten Offering under this Section 4.2, the Company shall not be required to include the Registrable Securities of a Holder unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the lead managing underwriter(s), which shall be selected by the Company.

(c)                                  No registration of Registrable Securities effected under this Section 4.2 shall relieve the Company of its obligations (if any) to effect registrations of Registrable Securities pursuant to Section 4.1, and no registration effected pursuant to this Section 4.2 shall be deemed to have been effected pursuant to Section 4.1.

(d)                                 Notwithstanding anything to the contrary herein, if the Company conducts any capital raise (whether in the form of debt or equity) or registers any Other Securities pursuant to an Existing Registration Rights Agreement and Nantucket is not permitted to participate for its full Piggyback Allotment of such capital raise or registration (whether due to a cutback initiated by the underwriter or placement agent or otherwise) or, in the case of any debt issuance (with or without warrants), at least twenty percent (20%) of the cash proceeds from such debt issuance are not used to repurchase Tranche A Shares held by Nantucket at the Minimum Share Price applicable to the relevant Time Period (a “Cutback Event”), the Company shall, as promptly as reasonably practicable, cause to be registered a number of shares of Common Stock owned by Nantucket equal to (i) the number of shares included in such capital raise or registration (or, in the case of a debt issuance, a number of shares of Common Stock owned by Nantucket (with such shares being valued at the arithmetic average of the volume weighted average price for Voting Common Stock during the ten consecutive trading day period prior to the date Nantucket notifies the Company of its desire to effect a registration of its shares pursuant to the terms of this Section 4.2(d)) equal to the aggregate dollar amount of such debt issuance), multiplied by (ii) Nantucket’s then-current relative equity beneficial ownership percentage (on an as converted basis, taking into account the Tranche B Shares) of the Company (or relative proportion thereof if Nantucket is granted partial participation (i.e., less than the full Piggyback Allotment) or receives less than twenty percent (20%) of the cash proceeds from such debt issuance); provided, however, that (u) Nantucket’s subsequent sale of such shares shall be subject to the Floor Price during the Restricted Period; (v) no shares shall be registered pursuant to this Section 4.2(d) unless such shares constitute Registrable Securities; (w) the Company’s obligation to register shares pursuant to this Section 4.2(d) shall only be applicable with respect to shares, if any, owed by Nantucket that are not covered by an effective resale registration statement with the SEC; (x) for the avoidance of doubt, the provisions of Section 4.3(a) shall be applicable with respect to any registration pursuant to this Section 4.2(d); (y) for the avoidance of doubt, any registration of securities effected pursuant to this Section 4.2(b) shall not constitute a Demand Registration for purposes of Section 4.1(b); and (z) any capital raise effected by the Company or Target prior to or at the Closing shall be taken into account for purposes of this Section 4.2(d) solely to the extent such capital raise is not reflected in the Pro Forma Cap Table (as defined in the Settlement Agreement).

Section 4.3.                                 Holdbacks; Other Restrictions and Acknowledgements.

(a)                                 In connection with any Underwritten Offering, if requested by the managing underwriter, each Holder agrees to enter into customary agreements restricting the public sale or distribution of equity securities of the Company (including sales pursuant to Rule 144 under the Securities Act) during the period commencing on the launch of such offering but no earlier than ten days prior to the “pricing” of such Underwritten Offering and continuing for not more than 90 days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a shelf registration statement), pursuant to which such Underwritten Offering shall be made, or such lesser period as is required by the lead managing underwriter(s).

(b)                                 If any Demand Registration or Shelf Takedown involves an Underwritten Offering, the Company, if requested by the managing underwriter, will not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than (i) a registration statement on Form S-4, Form S-8 or any successor forms thereto or any other form for the registration of securities issued or to be issued in connection with a merger, acquisition or employee benefit plan, and (ii) pursuant to an Existing Registration Rights Agreement) for its own account within 30 days after the effective date of such registration except as may otherwise be agreed between the Company and the lead managing underwriter(s) of such Underwritten Offering.

(c)                                  Neither the Company nor any of its subsidiaries has entered, nor shall the Company or any of its subsidiaries, on or after the date of this Agreement until the date on which the obligations under this Article IV terminate pursuant to Section 4.11, enter, into any agreement that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof.

Section 4.4.                                 Registration Procedures.

(a)                                 If and whenever the Company is required by the provisions of this Agreement to use best commercial efforts to effect or cause a registration as provided in this Agreement and at such times as customarily occur in registered offerings or shelf takedowns, as applicable, the Company shall as expeditiously as reasonably practicable:

(i)                                     use best commercial efforts to (a) prepare and file with the SEC, a registration statement within the time periods specified herein which registration statement shall be available for the sale or exchange of the Registrable Securities in accordance with the intended method or methods of distribution and comply as to form in all material respects with the requirements of the applicable form and include or incorporate by reference all financial statements required by the SEC to be filed therewith; (b) cause such registration statement to become effective as promptly as practicable and to remain effective under the Securities Act in accordance with the terms and conditions of this

Agreement; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; (c) prevent the occurrence of any event that would cause a registration statement be not effective and usable for resale of the Registrable Securities registered pursuant thereto (during the period that such registration statement is required to be effective pursuant to this Agreement); and (d) cause each registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement to comply in all material respects with any requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC and not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ii)                                  (a) prepare and file with the SEC such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for such period of time required by Section 4.4(a)(i), as such period may be extended pursuant to Section 4.6, and as may be necessary for such registration statement to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement, (b) respond to any comments received from the SEC with respect to each registration statement. prospectus or any amendment thereto, and (c) provide Holders true and complete copies of all correspondence from and to the SEC relating to such registration statement. prospectus or any amendment thereto other than any comments that the Company determines in good faith would result in the disclosure to such Holders of material and non-public information concerning the Company that is not already in the possession of such Holder;

(iii)                               if requested by the lead managing underwriter(s), if any, or the Holders of a majority of the then outstanding Registrable Securities being sold in connection with an Underwritten Offering, include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such Holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment within the time period specified in this Agreement; provided, however, that the Company shall not be required to take any actions under this Section 4.4(a)(iii) that are not, in the opinion of counsel for the Company, in compliance with applicable Law;

(iv)                              within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any Free Writing Prospectus, provide copies of such documents to the Holders of the Registrable Securities being sold and to the underwriter or underwriters of an Underwritten Offering, if applicable, and to underwriter’s counsel; provided, that before filing such registration statement or any amendments thereto, the Company will furnish to the Holders which are including Registrable Securities in such registration (“Selling Stockholders”), their counsel and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the SEC.  The Company shall not file any such registration statement or prospectus or any amendments or supplements thereto with respect to a Demand Registration to which the Holders of a majority of Registrable Securities reasonably object;

(v)                                 comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the period during which any such registration statement is required to be effective;

(vi)                              furnish to Holders and any underwriter of Registrable Securities, (a) such number of copies (including manually executed and conformed copies) of such registration statement and of each amendment thereof and supplement thereto (including all annexes, appendices, schedules and exhibits), (b) such number of copies of the prospectus, used in connection with such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, and (c) such number of copies of other documents, in each case as Holders or such underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities;

(vii)                           use best commercial efforts to register or qualify or reasonably cooperate with the Holders selling Registrable Securities pursuant to such registration statement, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption form such registration or qualification) of all Registrable Securities covered by such registration statement under the securities or “blue sky” laws of states of the United States as Holders or any underwriter shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective hereunder and take any other action which may be reasonably necessary to enable such Holders and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holders; provided, however, that the Company shall not be required to (a) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (vii) be qualified or subject, or (b) subject itself to taxation or consent to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction;

(viii)                        reasonably cooperate with Holders and the sole underwriter or managing underwriter of an Underwritten Offering of shares, if any, to facilitate the timely preparation and delivery of certificates representing the shares to be sold and not bearing any restrictive legends unless required by applicable Law; and enable such shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the Holders or the sole underwriter or managing underwriter of an Underwritten Offering of shares, if any, may reasonably request consistent with this Agreement;

(ix)                              use best commercial efforts to cause the Registrable Securities covered by such registration statement to be registered with, or approved by, such other United States public, governmental or regulatory authorities, if any, as required to enable the Holders thereof to consummate the disposition of such Registrable Securities;

(x)                                 use best commercial efforts to list and maintain the listing of the securities covered by such registration statement on the NASDAQ, if the listing of such Registrable Securities are then permitted under the applicable rules of such exchange;

(xi)                              notify Holders as promptly as practicable and, if requested by Holders, confirm such notification in writing, (a) when a prospectus or any prospectus supplement has been filed with the SEC, and, with respect to a registration statement or any post-effective amendment thereto, when the same has been declared effective by the SEC, (b) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by the SEC for that purpose, (c) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (d) of the occurrence of any event which requires the making of any changes to a registration statement or related prospectus so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (and the Company shall promptly prepare and furnish to Holders a reasonable number of copies of a supplemented or amended prospectus such that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading), (e) any request by the SEC or any other U.S. or state governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information, and (f) of the Company’s determination that the filing of a post-effective amendment to the registration statement shall be necessary or appropriate;

(xii)                           (a) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement and provide and enter into any reasonable agreements with a custodian for the Registrable Securities and, (b) no later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities;

(xiii)                        enter into such agreements (including, in the case of an Underwritten Offering, underwriting agreements in customary form, scope and substance as is customary in Underwritten Offerings) and use best commercial efforts to take such other appropriate actions as are reasonably requested by the Holders of Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) as are customary and reasonably necessary to expedite or facilitate the disposition of such Registrable Securities, and in that regard, in an Underwritten Offering (i) make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in Underwritten Offerings, and, if true, confirm the same if and when requested, (ii) deliver such documents and certificates as reasonably requested by the Holders of a majority of the Registrable Securities being sold, their counsel and the lead managing underwriters(s), if any, to evidence the continued validity of the representations and warranties made pursuant to sub-clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement entered into by the Company, (iii) use best commercial efforts to cause its independent accountants to deliver to the Company (and to the Holders of Registrable Securities being sold in any registration) an accountants’ comfort letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) substantially similar to that in scope delivered in an underwritten public offering and covering audited and interim financial statements included in the registration statement and (iv) use best commercial efforts to furnish to the Holders of Registrable Securities being included in any such registration an opinion of counsel in substance and scope to that customarily delivered to underwriters in public offerings, addressed to the underwriters which opinion shall be reasonably satisfactory to such underwriters and its counsel; the above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

(xiv)                       in connection with any Underwritten Offering, to the extent the managing underwriter(s) of such offering shall request, have appropriate officers of the Company prepare and make presentations as part of a customary “road show”, which may be videotaped or otherwise electronically delivered, and other information meetings reasonably organized by the underwriters, in each case upon reasonable advance notice and at mutually agreed times and otherwise use its best commercial efforts to cooperate as reasonably requested by the Holders and the underwriters in the offering, marketing or selling of the Registrable Securities, provided, however, that the Company shall only be required to participate in any “road show” once in any 270-day period;

(xv)                          cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xvi)                       use best commercial efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that, subject to the requirements of Section 4.4(a)(vii), the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xvi) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction.

(b)                                 The Company may require each Holder of Registrable Securities being sold in a registration hereunder and each underwriter, if any, to furnish to the Company in writing such information regarding such Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request to complete or amend the information required by such registration statement.

(c)                                  Upon the receipt of any notice from the Company of the occurrence of any event of the kind described in clause (b), (c), (d), (e) and (f) of Section 4.4(a)(xi), Holders shall forthwith discontinue any offer and disposition of Registrable Securities pursuant to the registration statement and prospectus covering such Registrable Securities until all Holders shall have received copies of a supplemented or amended prospectus which is no longer defective, or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and, if so directed by the Company, shall deliver to the Company, at the Company’s expense, all copies (other than permanent file copies) of the defective prospectus covering such Registrable Securities which are then in the Holders’ possession. If the Company shall provide any notice of the type referred to in the preceding sentence, the period during which the registration statements are required to be effective as set forth under Section 4.4(a)(i) shall be extended by the number of days the Holder is required to discontinue disposition of such securities.

(d)                                 Notwithstanding the registration obligations set forth in this Article IV, if the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly inform the Holders and use its best commercial efforts to file amendments to such registration statement covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09; provided, further, that the Company will use its best commercial efforts to file with the SEC, as promptly as allowed by SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale previously due to the application of this Section 4.4(d).

Section 4.5.                                 Underwriting.

(a)                                 If requested by the underwriters for any Underwritten Offering of Registrable Securities pursuant to a registration hereunder, the Company will enter into and perform its obligations under an underwriting agreement with the underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including customary provisions relating to indemnities and contribution and the provision of opinions of counsel and accountants’ letters.

(b)                                 If any registration pursuant to Section 4.2 shall involve, in whole or in part, an Underwritten Offering, the Company may require Registrable Securities requested to be registered pursuant to Section 4.2 to be included in such underwriting on the same terms and conditions as shall be applicable to the securities being sold through underwriters under such registration.  In such case, Holders, if requesting registration, shall be a party to any such underwriting agreement.  Such agreement shall contain such representations and warranties by the Holders requesting registration and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including provisions relating to indemnities and contribution.

(c)                                  In any offering of Registrable Securities pursuant to a registration hereunder, if requested by the managing underwriter, Holders shall also enter into such additional or other agreements as may be customary in such transactions, which agreements may contain, among other provisions, such representations and warranties as the Company or the underwriters of such offering may reasonably request (including those concerning Holders, their Registrable Securities, Holders’ intended plan of distribution and any other information supplied by it to the Company for use in such registration statement), and customary provisions relating to indemnities and contribution.

Section 4.6.                                 Information Blackout; Suspension Of Sales.

(a)                                 Upon written notice from the Company to Holders that the Company has determined in good faith that (i) the sale of Registrable Securities pursuant to a registration statement would require disclosure of non-public material information that would materially and adversely interfere with any pending material financing or business transaction involving the Company or (ii) a registration statement contains or may contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (an “Information Blackout”), the Company may postpone the filing or initial effectiveness of any registration statement required hereunder and, if such registration statement has become effective, the Company shall not be required to maintain the effectiveness of such registration statement and Holders shall suspend sales of Registrable Securities pursuant to such registration statement, in each case, until deemed advisable in the good faith judgment of the Company, and for a period of no longer than 90 days after the Company makes such good faith determination (such period, a “Blackout Period”); provided, the Company shall not have the right to initiate a Blackout Period more than two times in any 365-day period.  In the event of an Information Blackout under clause (i) of the definition thereof, the Company shall deliver to the Holders requesting registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the board of directors of the Company, the conditions described in clause (i) of the definition of Information Blackout are met.  Such certificate shall contain an approximation of the anticipated delay.

(b)                                 Any delivery by the Company of notice of an Information Blackout during the 45 days immediately following effectiveness of any registration statement effected pursuant to Section 4.1(a) shall give the Holders the right, by written notice to the Company within 20 Business Days after the end of such Blackout Period, to cancel such registration.

(c)                                  If one or more Information Blackouts should occur, then the termination of the rights and obligations of the Parties pursuant to Section 4.11 shall be extended by an aggregate number of days equal to the total number of days in the Blackout Period(s).

Section 4.7.                                 Rule 144.  With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 under the Securities Act, the Company shall use best commercial efforts to (a) timely file the reports required to be filed by it under the Exchange Act or the Securities Act and the rules adopted by the SEC thereunder (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and (b) take such further action as any Holder may reasonably request and make available information necessary to comply with Rule 144, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.  Upon the written request of Holders, the Company will promptly deliver a written statement as to whether it has complied with the filing requirements under Rule 144(c)(1) or any successor thereto and will cooperate in all reasonable respects with the Holders (including facilitating the delivery of customary opinions of counsel) to remove any restrictive legends contained on any certificates (other than those required by applicable Law) so as to facilitate a sale by the Holders of such shares under Rule 144.

Section 4.8.                                 Preparation; Reasonable Investigation; Information.

(a)                                 In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, (i) the Company will give the Holders and underwriters, if any, and their respective counsel and accountants, drafts of such registration statement for their review and comment prior to filing, (ii) during normal business hours and subject to such reasonable limitations as the Company may impose to prevent disruption of its business, the Company will provide the underwriters, its counsel and accountants, as well as counsel and accountants to Holders (the “Inspectors”), reasonable and customary access to the Company’s books and records, including, if reasonably requested, all relevant financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such Inspector as shall be necessary, in the reasonable opinion of such underwriters, its counsel and Holder’s counsel, to conduct a reasonable investigation within the meaning of the Securities Act; provided, however, the Company shall not be required to provide any information if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit any attorney-client privilege that was applicable to such information or (B) either (1) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2) such Holder requesting such information enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that each Holder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another governmental authority, give notice to the Company and allow the Company, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential, and (iii) without limiting the generality of Section 4.8(b), as a condition precedent to including any Registrable Securities in any such registration, the Company may require each Holder and each underwriter, if any, to furnish the Company in writing such information regarding such Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing or as shall be required by applicable Law or the SEC in connection with any registration.

(b)                                 Not less than five Business Days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each Holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such Holder to register Registrable Securities in such registration statement of the information, documents and instruments from such Holder that the Company or any underwriter reasonably requests in connection with such registration statement, including a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”).  If the Company has not received, on or before the second Business Day before the expected filing date, the Requested Information from such Holder, the Company may file the registration statement without including Registrable Securities of such Holder.  The failure to so include in any registration statement the Registrable Securities of a Holder of Registrable Securities (with regard to that registration statement) shall not result in any liability on the part of the Company to such Holder.

Section 4.9.                                 Indemnification and Contribution.

(a)                                 In the case of each offering of Registrable Securities made pursuant to this Agreement, the Company shall, to the extent permitted by applicable Law, indemnify and hold harmless each Holder and its Affiliates and their respective officers, directors, members and shareholders, each Person, if any, who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Holder or such other indemnified Person and the officers, directors, members and shareholders of each such controlling Person (collectively, “Holders Indemnitees”), from and against any and all claims, liabilities, losses, damages, judgments, fines, penalties, charges, amounts paid in settlement, expenses of investigation and reasonable and documented attorneys’ fees and expenses (“Losses”), as incurred, arising out, caused by, resulting from or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary prospectus, Free Writing Prospectus or final prospectus included therein) relating to the offering and sale of such Registrable Securities, or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus only, in light of the circumstances under which they were made) not misleading; provided, that the Company shall not be liable to any Holders Indemnitee in any such case to the extent that any Losses arises out of, or is based upon, any information furnished to the Company in writing by or on behalf of Holders specifically for use in the preparation of the registration statement (or in any preliminary or final prospectus included therein), or any amendment thereof or supplement thereto or due to such furnished information having an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)                                 In the case of each offering of Registrable Securities made pursuant to this Agreement in which a Holder is participating, Holders shall, jointly and severally, indemnify and hold harmless the Company and its Affiliates and their respective officers, directors, members and shareholders and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company and such other indemnified Persons and the officers, directors, members and shareholders of each such controlling Person (collectively, the “Company Indemnitees”), from and against any and all Losses arising out of or based upon, any information contained in the registration statement (or in any preliminary prospectus, Free Writing Prospectus or final prospectus included therein) relating to the offering and sale of such Registrable Securities or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus only, in light of the circumstances under which they were made) not misleading, but in each case only to the extent that such untrue statement is contained in, or such fact is omitted from, information furnished in writing to the Company by or on behalf of Holders specifically for use in the preparation of such registration statement (or in any preliminary or final prospectus included therein).  The aggregate liability of the Holders under this Section 4.9(b) shall not exceed the total net proceeds received by all such Holders from such offering giving rise to such liability.

(c)                                  In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Section 4.9, such Person (the “indemnified party”) shall promptly notify the Person against whom such indemnity may be sought (the “indemnifying party”) in writing; provided, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations provided for in Section 4.9(a) or (b), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.  In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel of its choosing and shall pay as incurred the reasonable fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense.  Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of one specified counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel, in the written opinion of such counsel, would be inappropriate due to actual or potential differing interests between them.  It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such judgment.  No indemnifying party will consent to entry of any judgment or enter into any settlement which (A) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (B) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

(d)                                 If the indemnification provided for in this Section 4.9 is held by a court of competent jurisdiction to be unavailable in respect of any Losses (or actions or proceedings in respect thereof) referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses (or actions or proceedings in respect thereof) in proportion as is appropriate to reflect the relative fault of all parties in connection with the statements or omissions which resulted in such Losses (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Parties agree that it would not be just and equitable if contributions pursuant to this Section 4.9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4.9(d).  The amount paid or payable by an indemnified party as a result of the Losses (or actions or proceedings in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 4.9(d), no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation and no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by the indemnifying party exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission.

(e)                                  The indemnity provided for hereunder shall not inure to the benefit of any indemnified party to the extent that such indemnified party failed to comply with the applicable prospectus delivery requirements of the Securities Act as then applicable to the Person asserting the Loss for which indemnity is sought.  The indemnification provided for under this Agreement shall survive the transfer of the Registrable Securities (but shall not inure to the benefit of any transferee, other than a Holder) and the termination of this Agreement.

Section 4.10.                          Expenses.  In connection with any registration under this Agreement, the Company shall pay all Registration Expenses, regardless of whether the registration becomes effective.  Holders shall be responsible for all other expenses incurred in connection with such registration, including any underwriting discounts, selling commissions, brokerage fees and stock transfer taxes attributable to the sale of Registrable Securities by the Holders, or the fees and expenses of counsel (other than any such fees and expenses that are included in Registration Expenses) and any other advisors engaged by the Holders.

Section 4.11.                          Termination of Registration Rights.  After the Closing Date, the rights and obligations of the Parties set forth in (a) this Article IV shall automatically terminate on the earlier to occur of (i) the date that the Holders cease to hold any Registrable Securities and (ii) a Rights Termination Transaction, and (b) Section 4.2 shall automatically terminate once the aggregate Net Proceeds from all sales of the Tranche A Shares during the applicable Time Period (whether or not identified or arranged by the Company) exceeds the Hurdle for the applicable Time Period; provided, however, that the provisions set forth in Section 4.9 shall survive any such termination.

ARTICLE V
MISCELLANEOUS

Section 5.1.                                 Merger or Consolidation.  In the event the Company engages in a merger, restructuring, reorganization or consolidation in which the shares of Common Stock are converted into securities of another entity, appropriate arrangements will be made so that the rights provided under this Agreement continue to be provided to Holders by such successor entity, except in the event of a Rights Termination Transaction.

Section 5.2.                                 Expenses.  Each of the Parties shall bear its own expenses with respect to the transactions contemplated by this Agreement, the Settlement Agreement and the Merger Agreement; provided, that the Parties agree that the Company shall pay all reasonable expenses of Nantucket (including the reasonable fees, disbursements and expenses payable to consultants, accountants and counsel) incurred in connection with such transactions not to exceed $250,000 in the aggregate, which such expenses may be paid, at the Company’s option, either in cash or the issuance of additional shares of Voting Common Stock (with each share valued at $0.925 per share) equal to the dollar amount of such expenses (which such shares shall be deemed Tranche C Shares for purposes of this Agreement); provided, further, that, if the arithmetic average of the volume weighted average price for Voting

Common Stock during the ten consecutive trading day period prior to the Rights Effective Date (the “Expense Calculation VWAP”) is lower than $0.925 per share, then an amount equal to (a) $250,000, minus (b) the product of (i) the Expense Calculation VWAP multiplied by (ii) the number of additional shares so issued pursuant the immediately preceding proviso, shall be deemed added to the Base Period 1 Amount (with proportionate increases also being added to the Base Period 2 Amount, the Base Period 3 Amount, the Base Period 4 Amount and the Base Period 5 Amount).

Section 5.3.                                 Notices.  All notices, requests, demands, claims and other communications under this Agreement shall be in writing and shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by overnight delivery via a reputable courier service (charges prepaid), (c) when sent if sent to the recipient by facsimile transmission (provided that the sender receives confirmation of receipt), (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid and (e) when sent if sent by email (but only if such notice, request, demand, claim or other communication is also concurrently provided or sent using one of the methods specified in clauses (a) through (d) above), and, in each case, addressed to the intended recipient as set forth below:

if to Holders, to:

Nantucket Investments Limited
Regency Court
Glategny Esplanade
St. Peter Port
Guernsey GY1 1WW
Attention: Mark Woodall
Telephone: +44 1481 723450
Facsimile: +44 1481 716868

with a copy to:

Klee, Tuchin, Bogdanoff & Stern LLP
1999 Avenue of the Stars
39th Floor
Los Angeles, CA 90067
Attention: Lee Bogdanoff / Justin Yi
Telephone: (310) 407-4000
Facsimile: (310) 407-9090

if to the Company, to:

Jaguar Animal Health, Inc.
201 Mission Street, Suite 2375
San Francisco, CA 94105
Attention: Lisa A. Conte, President and CEO
Telephone: (415) 371-8300
Facsimile: (415) 371-8311

with a copy to:

Reed Smith LLP
101 Second Street, Suite 1800
San Francisco, CA 94105
Attention: Donald Reinke
Telephone: (415) 659-5989
Facsimile: (415) 391-8269

Section 5.4.                                 Entire Agreement; Third Party Beneficiaries; Amendment; Waiver.  This Agreement (together with the several agreements and other documents and instruments referred to herein (including the Merger Agreement and the Settlement Agreement)) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) other than as provided in Section 4.9, is not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and assigns.  This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the Parties.  Any agreement on the part of a Party to any waiver of any obligation of the other Parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving Party.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.  The Parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof.  As a consequence, the Parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 5.5.                                 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party.  Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

Section 5.6.                                 Applicable Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 5.7.                                 Enforcement; Exclusive Jurisdiction.  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of the State of New York or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of New York without proof of actual damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. In addition, each of the Parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the state courts of the State of New York and any federal court located in the State of New York, in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement in any court other than the state courts of the State of New York or, if under applicable Law exclusive jurisdiction is vested in the federal courts, any federal court located in the State of New York and (d) consents to service of process being made through the notice procedures set forth in Section 5.3.

Section 5.8.                                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 5.9.                                 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (.pdf)), it being understood that all Parties need not sign the same counterpart.

Section 5.10.                          Successors And Assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party, and any such assignment without such consent shall be null and void; provided, however, that Nantucket may assign its rights and obligations under this Agreement in whole or in part to any Permitted Transferee.  Subject to the foregoing, this Agreement will inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

Section 5.11.                          Effective Date.  This Agreement shall be effective as of the Closing Date, and if the Merger Agreement is terminated in accordance with its terms, then this Agreement shall terminate and be null and void ab initio; provided, however, that Section 3.1 and this Article V shall be effective as of the date hereof.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on and as of the date first above written.

JAGUAR ANIMAL HEALTH, INC.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	Chief Executive Officer

NANTUCKET INVESTMENTS LIMITED

By:	/s/ Mark Woodall
Name:	Mark Woodall
Title:	Director